EXHIBIT 99.1

Corn Products International, Inc.
Westchester, IL 60154

NEWS RELEASE

For Release	CONTACT:
April 20, 2004, 5:30 a.m. CT	Richard Vandervoort, (708) 551-2595 (investors)
Mark Lindley, (708) 551-2602 (media)

CORN PRODUCTS INTERNATIONAL, INC.

REPORTS RECORD FIRST QUARTER 2004 EARNINGS

$0.70 Per-Share Earnings Establish Quarterly High;
Company Forecasts Mid Double-digit Growth in 2004

WESTCHESTER, Ill., April 20, 2004 — Corn Products International, Inc. (NYSE: CPO) today announced first quarter 2004 results.

     For the quarter ended March 31, 2004, the Company reported diluted earnings of $0.70 per share, an 84-percent increase over diluted earnings of $0.38 per share in the first quarter of 2003.

     “Increased volumes, improved price/product mix and strong currencies all contributed to an outstanding quarter for our Company,” said Sam Scott, chairman, president and chief executive officer of Corn Products International. “At the same time, our ongoing focus on costs is reflected in our bottom-line results, as both gross margin and operating margin continue the upward trend that we established over the previous year.”

     Scott noted that gross corn costs were higher in the first quarter of 2004 than they were in the year-ago period. He also predicted that the first-quarter 2004 corn costs would likely be the lowest that the Company will experience this year.

     The Company’s results for the first quarter of 2004, compared with the prior year period, were as follows:

•	Net sales were $550 million, up from $479 million

•	Operating income was $54 million, up from $36 million

•	Net income was $26 million, up from $14 million

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Corn Products International — Page 2

BUSINESS BREAKDOWN BY REGION

On a regional basis, results for the first quarter of 2004, compared with the prior year period, were as follows:

     In North America:

•	Net sales were $339 million, up from $307 million

•	Volume increased 5 percent

•	Operating income was $24 million, up from $12 million

     The significant increase in net sales and operating income primarily reflected improved price/product mix across the region, with the greatest impact to the Mexican and Canadian operating results. Strong volume growth in the United States and Mexico and the favorable Canadian dollar also contributed to the quarter. The Company believes that this quarter’s results are a better reflection of the North America operating income run rate, over time, than the comparable period last year, which was the softest quarter of the year 2003.

     The bilateral trade negotiations to resolve the Government of Mexico’s tax on beverages sweetened with high fructose corn syrup are continuing. The Company supports those ongoing negotiations.

     In South America:

•	Net sales were $136 million, up from $105 million

•	Volume increased 17 percent

•	Operating income was $23 million, up from $16 million

     The rise in net sales and operating income primarily reflects strong volume growth, which outpaced economic performance throughout the region. Net sales were also favorably affected by the revaluation of the South American currencies. The comparable period last year was the weakest of the four quarters.

In Asia/Africa:

•	Net sales were $75 million, up from $67 million

•	Volume improved 7 percent

•	Operating income was $17 million, up from $14 million

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Corn Products International — Page 3

     Volume growth, improved price/product mix and strong Asian currencies drove the increase in net sales and operating income in this region. The Company’s new glucose refinery in Thailand, which came on line in 2003, contributed to the region’s volume and margin gains during the quarter.

     On a corporate level, financing costs for the first quarter of 2004 totaled $9 million, consistent with the first quarter of 2003. The Company’s effective income tax rate of 36 percent for the first quarter was unchanged from the prior year.

     Cash provided by operations for the first quarter of 2004 totaled $75 million, up $78 million from the year-ago period, driven by a $62-million improvement from changes in working capital. Total debt was $539 million at March 31, 2004, down from $550 million at December 31, 2003.

OUTLOOK

     “We are confident that our business will grow in 2004, with a very strong first half,” said Scott. “While we expect corn and energy costs to increase, we also anticipate continuing improvement throughout our global business.

     “For the full year 2004, we anticipate diluted earnings per share to increase 12 to 17 percent over 2003,” Scott said.

ABOUT CORN PRODUCTS INTERNATIONAL, INC.

     Corn Products International, Inc. is one of the world’s largest corn refiners and a major supplier of high-quality food ingredients and industrial products derived from the wet milling and processing of corn and other starch-based materials. The Company is the number-one worldwide producer of dextrose and a leading regional producer of starch, high fructose corn syrup and glucose. In 2003, the Company recorded net sales of $2.1 billion with operations in 19 countries at 37 plants, including wholly owned businesses, affiliates and alliances. Headquartered in Westchester, Ill., it was founded in 1906. The Company is listed on the New York Stock Exchange under the symbol CPO. Additional information can be found on the World Wide Web at www.cornproducts.com.

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Corn Products International — Page 4

This press release contains or may contain forward-looking statements concerning the Company’s financial position, business and future earnings and prospects, in addition to other statements using words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend” and other similar expressions. These statements contain certain inherent risks and uncertainties. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, stockholders are cautioned that no assurance can be given that our expectations will prove correct. Actual results and developments may differ materially from the expectations conveyed in these statements, based on various factors, including fluctuations in worldwide commodities markets and the associated risks of hedging against such fluctuations; fluctuations in aggregate industry supply and market demand; general political, economic, business, market and weather conditions in the various geographic regions and countries in which we manufacture and sell our products, including fluctuations in the value of local currencies, energy costs and availability and changes in regulatory controls regarding quotas, tariffs, taxes and biotechnology issues; increased competitive and/or customer pressure in the corn-refining industry; the outbreak or continuation of hostilities; stock market fluctuation and volatility; and the resolution of the current uncertainties relating to the Mexican HFCS tax. Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of risk factors, see the Company’s most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q or 8-K.

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CORN PRODUCTS INTERNATIONAL, INC.
Condensed Consolidated Statements of Income
(Unaudited)

(All figures are in millions, except per share amounts)

	Three Months Ended
	March 31,		Change %
	2004	2003
Net sales before shipping and handling costs	$592.3	$518.0	14%
Less: shipping and handling costs	41.9	38.6	9%

Net sales	550.4	479.4	15%
Cost of sales	455.9	410.6	11%

Gross profit	94.5	68.8	37%
Operating expenses	40.3	34.6	16%
Other income, net	—	1.3	-100%

Operating income	54.2	35.5	53%
Financing costs	9.5	9.2	3%

Income before taxes	44.7	26.3	70%
Provision for income taxes	16.1	9.5

	28.6	16.8	70%
Minority interest in earnings	2.9	3.2	-9%

Net income	$25.7	$13.6	89%

Weighted average common shares outstanding:
Basic	36.2	35.7
Diluted	36.7	35.9
Earnings per common share:
Basic	$0.71	$0.38	87%
Diluted	$0.70	$0.38	84%

CORN PRODUCTS INTERNATIONAL, INC.
Condensed Consolidated Balance Sheets

	March 31,	December 31,
(In millions, except share amounts)	2004	2003
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$115	$70
Accounts receivable — net	306	252
Inventories	196	215
Prepaid expenses	14	10

Total current assets	631	547

Property, plant and equipment — net	1,180	1,187
Goodwill and other intangible assets	327	319
Deferred income tax assets	58	61
Investments	28	29
Other assets	63	67

Total assets	$2,287	$2,210

Liabilities and Equity
Current liabilities
Short-term borrowings and current portion of long-term debt	$87	$98
Accounts payable and accrued liabilities	305	296

Total current liabilities	392	394

Non-current liabilities	117	112
Long-term debt	452	452
Deferred income taxes	208	196
Minority interest in subsidiaries	76	78
Redeemable common stock (1,913,500 shares issued at March 31, 2004 and December 31,2003) stated at redemption price	74	67
Stockholders’ equity
Preferred stock — authorized 25,000,000 shares- $0.01 par value, none issued	—	—
Common stock — authorized 200,000,000 shares- $0.01 par value — 35,746,387 issued at March 31, 2004 and December 31, 2003	1	1
Additional paid in capital	999	1,006
Less: Treasury stock (common stock; 1,333,998 and 1,494,101 shares on March 31, 2004 and December 31, 2003, respectively) at cost	(31)	(35)
Deferred compensation — restricted stock	(2)	(3)
Accumulated other comprehensive loss	(305)	(343)
Retained earnings	306	285

Total stockholders’ equity	968	911

Total liabilities and equity	$2,287	$2,210

CORN PRODUCTS INTERNATIONAL, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	For The Three Months
	Ended March 31,
(In millions)	2004	2003
Cash provided by (used for) operating activities:
Net income	$26	$14
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	25	25
Decrease (increase) in trade working capital	15	(47)
Other	9	5

Cash provided by (used for) operating activities	75	(3)

Cash provided by (used for) investing activities:
Capital expenditures, net of proceeds on disposal	(15)	(7)
Payments for acquisitions	—	(48)
Other	1	—

Cash used for investing activities	(14)	(55)

Cash provided by (used for) financing activities:
(Payments on) proceeds from borrowings, net	(16)	64
Issuance of common stock	4	—
Dividends paid	(4)	(4)

Cash (used for) provided by financing activities	(16)	60

Effect of foreign exchange rate changes on cash	—	1

Increase in cash and cash equivalents	45	3
Cash and cash equivalents, beginning of period	70	36

Cash and cash equivalents, end of period	$115	$39

CORN PRODUCTS INTERNATIONAL, INC.
Supplemental Financial Information
(Unaudited)

(Dollars in millions, except per share amounts)

I. Geographic Information of Net Sales and Operating Income

	Three Months Ended
	March 31,		Change
	2004	2003	%
Net sales
North America	$338.9	$307.3	10%
South America	135.9	105.4	29%
Asia/Africa	75.6	66.7	13%

Total	$550.4	$479.4	15%

Operating income
North America	$24.0	$11.9	102%
South America	23.4	16.3	44%
Asia/Africa	16.6	13.5	23%
Corporate	(9.8)	(6.2)	58%

Total	$54.2	$35.5	53%

II. Estimated Source of Diluted Earnings Per Share for the Three Months Ended March 31

The following is a list of the major items that impacted first quarter results. The amounts are calculated on a net after-tax basis and attempt to estimate total business effects.

Earnings Per Share
Three
Months
Earnings Per Share — March 31, 2003	$0.38
Change
Volumes	0.12
Operating margin	0.13
Foreign currency translation	0.08
Financing costs	(0.01)
Minority interest	0.01
Shares outstanding	(0.01)

Net change	0.32

Earnings Per Share — March 31, 2004	$0.70

III. Capital Expenditures

Capital expenditures were $15 million and $7 million for the quarters ended March 31, 2004 and 2003, respectively.